Free Writing Prospectus
Filed Pursuant to Rule 433
Dated August 7, 2025
Registration Statement Nos. 333-278415 and 333-278415-01
*Full $Px Details* $24.52 million Verizon Master Trust (“VZMT”) Series 2023-7 Class C (Device Payment Plans)
Sole-Bookrunner : RBC (str)
-Anticipated Capital Structures-
SERIES	CLS	AMT($MM)	WAL*	F/S	ARD	L-FINAL	BENCH	SPRD	YLD%	CPN%	$Px

2023-7	C	24.52	1.27	AA-/A-	11/20/26	11/20/29	I-CRV	+ 80	4.657	4.61	99.99687

* Remaining WAL to ARD
-Transaction Details-
Expected Pricing:	*Priced*	Deal Size:	$24,520,000
Accrual Date:	07/20/25	Registration:	SEC Registered
Expected Settlement:	08/14/25	ERISA Eligible:	Yes
Next Payment Date:	08/20/25	RR Compliance:	US-Yes, EU-No, UK-No
Expected Ratings:	Fitch / S&P	Pricing Speed:	Soft Bullet on 11/20/26 ARD
Bloomberg Ticker:	VZMT 2023-7 C	Min Denoms:	$1k x $1k
Bill & Deliver:	RBC

------- CUSIP ---------------- ISIN -----------
C    92348K CG6                          US92348K CG67
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-Available Materials-
Preliminary Prospectus and FWP (attached)
Intex CDI file (attached)
Intexnet dealname : “RBCVZMT2307_CLASS_C”; password “XXX2”

Deal Roadshow: www.dealroadshow.com; password “SundayTktVZ”
Direct Link: https://dealroadshow.com/e/SundayTktVZ

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1‑866‑375-6829.